FORM 51-101F4
NOTICE OF
FILING OF 51-101F1 INFORMATION
On March 14, 2013 TransGlobe Energy Corporation ("TransGlobe") filed its reports under section 2.1 of National Instrument 51- 101 - Standards of Disclosure for Oil and Gas Activities, which can be found for viewing by electronic means in TransGlobe's Annual Information Form for the year ended December 31, 2012 dated March 14, 2013 under TransGlobe's profile on SEDAR at www.sedar.com.